Exhibit 99.1

January 22, 2026
Analysts: Eric Wasserstrom (huntington.investor.relations@huntington.com), 614.480.5676
Media: Tracy Pesho (media@huntington.com), 216.276.3301

Huntington Bancshares Incorporated Reports 2025 Fourth-Quarter Earnings
Huntington Delivers Outstanding 2025 Results, with Accelerating Organic Growth, Expanded Margin, and Excellent Credit Performance; Strategic Partnerships Springboard Future Organic Growth

2025 Fourth-Quarter Highlights:
•Earnings per common share (EPS) for the quarter was $0.30, lower by $0.11 from the prior quarter, and $0.04 lower than the year-ago quarter. Excluding the after-tax impact of Notable Items as detailed in Table 2, adjusted EPS, a non-GAAP measure, was $0.37, lower by $0.03 from the prior quarter and higher by $0.03 from the year-ago quarter.
•Closed the partnership with Veritex Holdings, Inc. ("Veritex"); completed integration on January 19, 2026.
•Net interest income increased $86 million, or 6%, from the prior quarter, and $197 million, or 14%, from the year-ago quarter.
•Noninterest income decreased $46 million, or 7%, from the prior quarter, to $582 million. From the year-ago quarter, noninterest income increased $23 million, or 4%. Excluding the prior quarter gain on the sale of a portion of our corporate trust and custody business, the year-ago quarter impact from securities repositioning, and the impact of credit risk transfer transactions, noninterest income decreased $21 million, or 3%, from the prior quarter and increased $5 million, or 1%, from the year-ago quarter.
•Average total loans and leases increased $10.7 billion, or 8%, from the prior quarter to $146.6 billion and increased $18.4 billion, or 14%, from the year-ago quarter, inclusive of the impact of the Veritex acquisition.
◦Average commercial loans grew $9.5 billion, or 12%, from the prior quarter and $15.3 billion, or 21%, from the year-ago quarter.
◦Average consumer loans grew $1.1 billion, or 2%, from the prior quarter and $3.1 billion, or 6%, from the year-ago quarter.
•Average total deposits increased $8.3 billion, or 5%, from the prior quarter and $13.8 billion, or 9%, from the year-ago quarter, inclusive of the impact of the Veritex acquisition.
•Net charge-offs of 0.24% of average total loans and leases for the quarter, 2 basis points higher than the prior quarter and 6 basis points lower than the year ago quarter.
•Nonperforming asset ratio of 0.63% at quarter end, 3 basis points higher than the prior quarter.
•Allowance for credit losses (ACL) of $2.7 billion, or 1.83% of total loans and leases, at quarter end, an increase of $181 million from the prior quarter.
•Common Equity Tier 1 (CET1) risk-based capital ratio was 10.4%, at December 31, 2025, compared to 10.6% in the prior quarter. Adjusted Common Equity Tier 1, including the impact of AOCI excluding cash flow hedges, was 9.2%, unchanged from the prior quarter.
•Tangible common equity (TCE) ratio of 7.1%, up from 6.8% in the prior quarter and 6.1% from a year ago.

•Tangible book value per share of $9.89, up $0.35, or 4%, from the prior quarter and up $1.56, or 19%, from a year ago.
•Announced the partnership with Cadence Bank on October 27, 2025; closing anticipated on February 1, 2026 following recent regulatory and shareholder approvals.

COLUMBUS, Ohio – Huntington Bancshares Incorporated (Nasdaq: HBAN) reported net income for the 2025 fourth quarter of $519 million, or $0.30 per common share, a decrease of $110 million, or 17%, from the prior quarter, and a decrease of $11 million, or 2%, from the year-ago quarter, inclusive of $130 million of pre-tax notable items in the 2025 fourth quarter, primarily due to acquisition-related expenses.
Return on average assets was 0.93%, return on average common equity was 8.9%, and return on average tangible common equity (ROTCE) was 12.7%.
CEO Commentary:
“Huntington delivered a strong fourth quarter, capping off an outstanding 2025, powered by focused execution and broad‑based organic growth,” said Steve Steinour, chairman, president, and CEO. “We advanced our strategy by expanding national commercial verticals, strengthening payments, wealth, and capital markets capabilities, growing our consumer and regional banking businesses, and accelerating our Carolinas buildout. And our credit quality remains outstanding, consistent with our aggregate moderate-to-low risk profile.”

“Today, Huntington is a leading super‑regional bank with meaningful local presence across high‑growth markets, national commercial banking businesses, and a clear path to continued peer‑leading performance. The strategic investments we’ve made over the past several years position us to accelerate our flywheel of value creation.”

“Our recent partnerships with Veritex and Cadence will springboard our growth across Texas and the South, and both integrations are proceeding smoothly. We successfully migrated Veritex to our systems last weekend, and we expect Cadence to close February 1.”

“Looking ahead, our focus for 2026 remains on driving strong organic growth. We entered the year with excellent momentum and our backlogs and pipeline are robust. We are very well positioned to deliver exceptional profitability and long‑term value for our customers, colleagues, and shareholders.”

Table 1 – Earnings Performance Summary

	2025				2024
(in millions, except per share data)	Fourth	Third	Second	First	Fourth
	Quarter	Quarter	Quarter	Quarter	Quarter
Net income attributable to Huntington	$519	$629	$536	$527	$530
Diluted earnings per common share	0.30	0.41	0.34	0.34	0.34

Return on average assets	0.93%	1.19%	1.04%	1.04%	1.05%
Return on average common equity	8.9	12.4	11.0	11.3	11.0
Return on average tangible common equity	12.7	17.8	16.1	16.7	16.4
Net interest margin	3.15	3.13	3.11	3.10	3.03
Efficiency ratio	64.2	57.4	59.0	58.9	58.6

Tangible book value per common share	$9.89	$9.54	$9.13	$8.80	$8.33
Cash dividends declared per common share	0.155	0.155	0.155	0.155	0.155

Average earning assets	$202,511	$192,732	$191,092	$188,299	$185,222
Average loans and leases	146,607	135,944	133,171	130,862	128,158
Average total deposits	173,156	164,812	163,429	161,600	159,405

Tangible common equity / tangible assets ratio	7.1%	6.8%	6.6%	6.3%	6.1%
Common equity Tier 1 risk-based capital ratio (1)	10.4	10.6	10.5	10.6	10.5

NCOs as a % of average loans and leases	0.24%	0.22%	0.20%	0.26%	0.30%
NAL ratio	0.62	0.59	0.62	0.56	0.60
ACL as a % of total loans and leases	1.83	1.86	1.86	1.87	1.88
(1)December 31, 2025 figure is estimated.

Table 2 lists certain items that we believe are important to understanding corporate performance and trends (see Basis of Presentation).
Table 2 – Notable Items Influencing Earnings

		Pretax Impact (1)	After-tax Impact (1)
($ in millions, except per share)		Amount	Net Income	EPS (2)
Three Months Ended December 31, 2025
Net income and EPS (GAAP)			$519	$0.30
•	Acquisition-related expenses	$(154)	(118)	(0.08)
•	FDIC Deposit Insurance Fund (DIF) special assessment (3)	24	19	0.01
Adjusted net income and EPS (non-GAAP)			$618	$0.37

Three Months Ended September 30, 2025
Net income and EPS (GAAP)			$629	$0.41
•	Acquisition-related expenses	$(14)	(11)	(0.01)
•	FDIC DIF special assessment (3)	6	5	0.01
•	Gain on sale of a portion of a corporate trust and custody business	24	19	0.01
Adjusted net income and EPS (non-GAAP)			$616	$0.40

Three Months Ended December 31, 2024
Net income and EPS (GAAP)			$530	$0.34
•	FDIC DIF special assessment (3)	$3	2	—
Adjusted net income and EPS (non-GAAP)			$528	$0.34
(1)Favorable (unfavorable) impact.
(2)EPS reflected on a fully diluted basis.
(3)Represents the updated estimates on the uninsured deposit losses and recoverable assets related to the FDIC DIF special assessment. These amounts are recorded in deposit and other insurance expense.

Net Interest Income, Net Interest Margin, and Average Balance Sheet
Table 3 – Net Interest Income and Total Revenue

	2025				2024
($ in millions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Net interest income	$1,592	$1,506	$1,467	$1,426	$1,395	6%	14%
FTE adjustment	17	17	16	15	14	—	21
Net interest income - FTE (1)	1,609	1,523	1,483	1,441	1,409	6	14
Noninterest income	582	628	471	494	559	(7)	4
Total revenue - FTE (1)	$2,191	$2,151	$1,954	$1,935	$1,968	2%	11%
(1)Represents a non-GAAP measure.

Table 4 – Net Interest Margin Summary

	2025				2024
	Fourth	Third	Second	First	Fourth	Change (bp)
Yield / Cost (1)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Total earning assets	5.25%	5.39%	5.40%	5.39%	5.42%	(14)	(17)
Total loans and leases	5.84	5.96	5.91	5.87	5.89	(12)	(5)
Total securities	3.46	3.72	3.95	4.01	4.10	(26)	(64)
Total interest-bearing liabilities	2.65	2.81	2.85	2.86	3.01	(16)	(36)
Total interest-bearing deposits	2.28	2.43	2.46	2.48	2.65	(15)	(37)

Net interest rate spread	2.60	2.58	2.55	2.53	2.41	2	19
Impact of noninterest-bearing funds on margin	0.55	0.55	0.56	0.57	0.62	—	(7)
Net interest margin	3.15%	3.13%	3.11%	3.10%	3.03%	2	12
(1)Calculated on a fully-taxable equivalent (FTE) basis, which represents a non-GAAP measure, assuming a 21% tax rate. See Page 9 of Quarterly Financial Supplement for additional detail.
Fully-taxable equivalent (FTE) net interest income for the 2025 fourth quarter increased $200 million, or 14%, from the 2024 fourth quarter. The results primarily reflect a 12 basis point increase in the net interest margin (NIM) to 3.15% and a $17.3 billion, or 9%, increase in average earning assets, partially offset by a $13.5 billion, or 9%, increase in average interest-bearing liabilities. The 12 basis point increase in NIM reflected a decrease in funding costs, partially offset by lower yields on interest earning assets. The increases in average earning assets and interest-bearing liabilities were attributable to a combination of organic growth and the Veritex acquisition.
Compared to the 2025 third quarter, FTE net interest income increased $86 million, or 6%, driven by an increase in average earning assets of $9.8 billion, or 5%, and an increase in NIM of 2 basis points to 3.15%, partially offset by an increase in average interest-bearing liabilities of $6.1 billion, or 4%. The 2 basis point increase to NIM reflected a decrease in funding costs, partially offset by lower yields on interest earnings assets and net hedging activity. The increases in average earning assets and interest-bearing liabilities were largely attributable to the Veritex acquisition.

Table 5 – Average Earning Assets

	2025				2024
($ in billions)	Fourth	Third	Second	First	Fourth	Change (%)
	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Commercial and industrial	$67.4	$61.4	$59.4	$57.6	$55.1	10%	22%
Commercial real estate	14.3	10.7	10.8	11.0	11.3	33	27
Lease financing	5.5	5.5	5.5	5.5	5.4	—	1
Total commercial	87.1	77.6	75.6	74.1	71.8	12	21
Residential mortgage	25.1	24.5	24.4	24.3	24.1	2	4
Automobile	16.1	15.7	15.1	14.7	14.4	3	12
Home equity	10.4	10.3	10.2	10.1	10.1	1	2
RV and marine	5.7	5.9	5.9	6.0	6.0	(2)	(4)
Other consumer	2.1	2.0	1.9	1.8	1.7	7	25
Total consumer	59.5	58.3	57.5	56.8	56.3	2	6
Total loans and leases	146.6	135.9	133.2	130.9	128.2	8	14
Total securities	42.7	44.1	44.9	45.2	45.4	(3)	(6)
Interest-earning deposits with banks	12.2	11.8	12.3	11.6	11.0	3	11
Other earning assets	0.9	0.9	0.7	0.6	0.7	4	37
Total earning assets	$202.5	$192.7	$191.1	$188.3	$185.2	5%	9%
See Page 7 of Quarterly Financial Supplement for additional detail.

Average earning assets for the 2025 fourth quarter include the impact of the Veritex acquisition which was completed on October 20, 2025. The Veritex acquisition added $9.3 billion of loans as of the acquisition date, including $4.0 billion of commercial and industrial loans, $4.2 billion of commercial real estate loans, and $1.1 billion of residential mortgage loans.
Average earning assets for the 2025 fourth quarter increased $17.3 billion, or 9%, from the year-ago quarter, primarily reflecting a $18.4 billion, or 14%, increase in average total loans and leases and a $1.2 billion, or 11%, increase in interest-earning deposits with banks, partially offset by a $2.6 billion, or 6%, decrease in total securities. Average loan and lease balance increases were led by growth in average commercial loans of $15.3 billion, or 21%, primarily driven by a $12.2 billion, or 22%, increase in average commercial and industrial loans and a $3.0 billion, or 27%, increase in average commercial real estate loans. Additionally, average consumer loans increased by $3.1 billion, or 6%, primarily driven by a $1.8 billion, or 12%, increase in average automobile loans and a $1.0 billion, or 4% increase in average residential mortgage loans.
Compared to the 2025 third quarter, average earning assets increased $9.8 billion, or 5%, primarily reflecting a $10.7 billion, or 8%, increase in average total loans and leases, partially offset by a $1.3 billion, or 3%, decrease in average total securities. Average loan and lease balance increases were led by higher average commercial loan balances of $9.5 billion, or 12%, primarily driven by a $5.9 billion, or 10%, increase in average commercial and industrial loans and a $3.6 billion, or 33%, increase in average commercial real estate loans. Average consumer loans increased $1.1 billion, or 2%, primarily due to higher average residential mortgage and automobile loans.

Table 6 – Liabilities

	2025				2024
	Fourth	Third	Second	First	Fourth	Change (%)
($ in billions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Average balances:
Demand deposits - noninterest-bearing	$30.8	$29.0	$29.2	$28.9	$29.6	6%	4%
Demand deposits - interest-bearing	47.2	46.0	44.7	43.6	41.8	3	13
Total demand deposits	78.0	75.0	73.9	72.5	71.4	4	9
Money market deposits	65.2	62.0	61.1	60.2	58.3	5	12
Savings deposits	15.4	15.0	15.1	14.9	14.6	2	5
Time deposits	14.7	12.8	13.3	14.0	15.1	15	(3)
Total deposits	$173.2	$164.8	$163.4	$161.6	$159.4	5%	9%

Short-term borrowings	$0.9	$1.3	$1.3	$1.4	$1.2	(29)%	(28)%
Long-term debt	17.3	17.4	17.8	16.9	16.1	(1)	8
Total debt	$18.2	$18.7	$19.1	$18.3	$17.3	(3)%	5%

Total interest-bearing liabilities	$160.6	$154.5	$153.2	$151.0	$147.2	4%	9%
Total liabilities	196.3	188.3	187.3	185.0	181.8	4	8
See Page 7 of Quarterly Financial Supplement for additional detail.

Average liabilities for the 2025 fourth quarter included the impact of $10.5 billion of deposits added as result of the Veritex acquisition, including $2.4 million of noninterest-bearing deposits and $8.1 billion of interest-bearing deposits largely comprised of money market account balances. Following completion of the acquisition, certain higher-cost Veritex deposits were allowed to run-off in order to optimize Huntington's funding mix.
Average total liabilities for the 2025 fourth quarter increased $14.5 billion, or 8%, from the year-ago quarter, driven by increases in average total deposits of $13.8 billion, or 9%, and in average total debt of $902 million, or 5%.
Compared to the 2025 third quarter, average total liabilities increased $8.0 billion, driven by an increase in average total deposits of $8.3 billion, or 5%.

Noninterest Income
Table 7 – Noninterest Income

	2025				2024
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Payments and cash management revenue	$170	$174	$165	$155	$162	(2)%	5%
Wealth and asset management revenue	102	104	102	101	93	(2)	10
Customer deposit and loan fees	107	102	95	86	88	5	22
Capital markets and advisory fees	101	94	84	67	120	7	(16)
Mortgage banking income	39	43	28	31	31	(9)	26
Insurance income	22	20	19	20	22	10	—
Leasing revenue	19	23	10	14	19	(17)	—
Net gains (losses) on sales of securities	—	—	(58)	—	(21)	—	NM
Other noninterest income	22	68	26	20	45	(68)	(51)
Total noninterest income	$582	$628	$471	$494	$559	(7)%	4%

Impact of Notable Item:
Gain on sale of a portion of corporate trust and custody business (other noninterest income)	$—	$24	$—	$—	$—	NM	NM
Total adjusted noninterest income (Non-GAAP)	$582	$604	$471	$494	$559	(4)%	4%

Additional information:
Impact of mark-to-market and premiums from credit risk transfer transactions (included in other noninterest income)	$(3)	$(2)	$(5)	$(3)	$—	50%	NM
NM - Not Meaningful
Total noninterest income for the 2025 fourth quarter increased $23 million, or 4%, from the year-ago quarter. The 2025 fourth quarter included $3 million of contra revenue related to premium costs and mark-to-market associated with credit risk transfer transactions, while the 2024 fourth quarter included a $21 million loss on the sale of investment securities. Excluding the impact from these items, noninterest income increased $5 million, or 1%. Customer deposit and loan fees increased $19 million, or 22%, primarily due to higher loan commitment fees. Wealth and asset management revenue increased $9 million, or 10%, largely due to higher investment management income. Payments and cash management revenue increased $8 million, or 5%, driven by higher interchange and cash management revenues. Mortgage banking income increased $8 million, or 26%, largely due to an improvement in net risk management. Partially offsetting these increases, other noninterest income decreased $23 million, or 51%, largely due to a decrease in revenue from tax credit investments, and capital markets and advisory fees decreased $19 million, or 16%, primarily due to lower advisory fees.
Total noninterest income decreased $46 million, or 7%, compared to the 2025 third quarter. The 2025 fourth quarter included $3 million of contra revenue related to the credit risk transfer transactions, while the 2025 third quarter included a $24 million gain on the sale of a portion of our corporate trust and custody business and $2 million of contra revenue related to the credit risk transfer transactions. Excluding the impact from these items, noninterest income decreased $21 million, or 3%. Other noninterest income decreased $22 million, or 50%, largely due to a decrease in revenue from tax credit investments.

Noninterest Expense
Table 8 – Noninterest Expense

	2025				2024
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$845	$757	$722	$671	$715	12%	18%
Outside data processing and other services	222	198	182	170	167	12	33
Equipment	67	66	68	67	70	2	(4)
Net occupancy	56	57	54	65	56	(2)	—
Professional services	80	31	22	22	27	158	196
Marketing	36	34	28	29	28	6	29
Deposit and other insurance expense	(1)	9	20	37	20	(111)	(105)
Amortization of intangibles	13	11	11	11	12	18	8
Lease financing equipment depreciation	3	4	2	4	3	(25)	—
Other noninterest expense	99	79	88	76	80	25	24
Total noninterest expense	$1,420	$1,246	$1,197	$1,152	$1,178	14%	21%
(in thousands)
Average full-time equivalent employees	20.9	20.2	20.2	20.1	20.0	3%	5%
Table 9 - Impact of Notable Items

	2025				2024
	Fourth	Third	Second	First	Fourth
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
Personnel costs	$50	$—	$6	$—	$—
Outside data processing and other services	29	3	—	—	—
Equipment	2	1	—	—	—
Professional services	57	9	—	—	—
Marketing	3	—	—	—	—
Deposit and other insurance expense	(23)	(6)	(3)	3	(3)
Other noninterest expense	12	1	—	—	—
Total noninterest expense	$130	$8	$3	$3	$(3)
Notable items in the fourth quarter of 2025 include $154 million of acquisition-related expenses primarily included in personnel costs, outside data processing and other services, and professional services, as well as a $24 million benefit from ongoing adjustments related to the FDIC DIF special assessment.

Table 10 - Adjusted Noninterest Expense (Non-GAAP)

	2025				2024
	Fourth	Third	Second	First	Fourth	Change (%)
($ in millions)	Quarter	Quarter	Quarter	Quarter	Quarter	LQ	YOY
Personnel costs	$795	$757	$716	$671	$715	5%	11%
Outside data processing and other services	193	195	182	170	167	(1)	16
Equipment	65	65	68	67	70	—	(7)
Net occupancy	56	57	54	65	56	(2)	—
Professional services	23	22	22	22	27	5	(15)
Marketing	33	34	28	29	28	(3)	18
Deposit and other insurance expense	22	15	23	34	23	47	(4)
Amortization of intangibles	13	11	11	11	12	18	8
Lease financing equipment depreciation	3	4	2	4	3	(25)	0
Other noninterest expense	87	78	88	76	80	12	9
Total adjusted noninterest expense	$1,290	$1,238	$1,194	$1,149	$1,181	4%	9%

Reported total noninterest expense for the 2025 fourth quarter increased $242 million, or 21%, from the year-ago quarter. Excluding the impact from Notable Items, noninterest expense increased $109 million, or 9%, primarily driven by higher personnel costs of $80 million, or 11%, due to higher salary and incentive compensation expense and the addition of Veritex employees, and an increase in outside data processing and other services of $26 million, or 16%, primarily reflecting higher technology and data expense.
Reported total noninterest expense increased $174 million, or 14%, from the 2025 third quarter. Excluding the impact from Notable Items, noninterest expense increased $52 million, or 4%, primarily driven by higher personnel costs of $38 million, or 5%, due primarily to the addition of Veritex employees and higher salary and medical expense, and an increase in other noninterest expense of $9 million, or 12%, primarily due to an $11 million gain recognized from the extinguishment of debt in the 2025 third quarter.

Credit Quality
Table 11 – Credit Quality Metrics

	2025				2024
($ in millions)	December 31,	September 30,	June 30,	March 31,	December 31,
Total nonaccrual loans and leases	$931	$808	$842	$748	$783
Total other real estate, net	13	10	10	8	8
Other NPAs (1)	1	3	—	48	31
Total nonperforming assets	945	821	852	804	822
Accruing loans and leases past due 90+ days	282	234	241	220	239
NPAs + accruing loans & leases past due 90+ days	$1,227	$1,055	$1,093	$1,024	$1,061
NAL ratio (2)	0.62%	0.59%	0.62%	0.56%	0.60%
NPA ratio (3)	0.63	0.60	0.63	0.61	0.63
(NPAs+90 days)/(Loans+OREO)	0.82	0.76	0.81	0.77	0.82
Provision for credit losses	$123	$122	$103	$115	$107
Net charge-offs	89	75	66	86	97
Net charge-offs / Average total loans and leases	0.24%	0.22%	0.20%	0.26%	0.30%
Allowance for loans and lease losses (ALLL)	$2,537	$2,374	$2,331	$2,263	$2,244
Allowance for unfunded lending commitments	206	188	184	215	202
Allowance for credit losses (ACL)	$2,743	$2,562	$2,515	$2,478	$2,446
ALLL as a % of:
Total loans and leases	1.70%	1.72%	1.73%	1.71%	1.73%
NALs	272	294	277	302	286
NPAs	269	289	274	281	273
ACL as a % of:
Total loans and leases	1.83%	1.86%	1.86%	1.87%	1.88%
NALs	295	317	299	331	312
NPAs	290	312	295	308	297
(1)Other nonperforming assets include certain impaired securities and/or nonaccrual loans held-for-sale.
(2)Total NALs as a % of total loans and leases.
(3)Total NPAs as a % of sum of loans and leases, other real estate owned, and other NPAs.
See Pages 12-15 of Quarterly Financial Supplement for additional detail.
Nonperforming assets (NPAs) were $945 million, or 0.63%, of total loans and leases, OREO and other NPAs, compared to $822 million, or 0.63%, a year-ago. Nonaccrual loans and leases (NALs) were $931 million, or 0.62% of total loans and leases, compared to $783 million, or 0.60% of total loans and leases, a year-ago. The increase in NPAs was driven by increases in commercial and industrial and commercial real estate NALs, including NALs acquired as part of the Veritex transaction, partially offset by a decrease in other NPAs. On a linked quarter basis, NPAs increased $124 million, or 15%, and NALs increased $123 million, or 15%, with the increases primarily driven by an increase in commercial and industrial NALs, including NALs acquired as part of the Veritex transaction.
The provision for credit losses increased $16 million year-over-year and $1 million quarter-over-quarter to $123 million in the 2025 fourth quarter. Net charge-offs (NCOs) decreased $8 million year-over-year and increased $14 million quarter-over-quarter to $89 million. NCOs represented an annualized 0.24% of average loans and leases in the current quarter, down from 0.30% and up from 0.22% in the year-ago quarter and prior quarter, respectively. Commercial and consumer net charge-offs were 0.18% and 0.33%, respectively, for the 2025 fourth quarter.

The allowance for loan and lease losses (ALLL) increased $293 million from the year-ago quarter to $2.5 billion, or 1.70% of total loans and leases. The allowance for credit losses (ACL) increased by $297 million from the year-ago quarter to $2.7 billion, or 1.83% of total loans and leases, 3 basis points lower than the prior quarter and 5 basis points lower than the year-ago quarter. The increases in the ALLL and ACL were primarily driven by loan growth over the past year, as well as an increase recorded for loans acquired in the Veritex transaction.
Capital
Table 12 – Capital Ratios

	2025				2024
($ in billions)	December 31,	September 30,	June 30,	March 31,	December 31,
Tangible common equity / tangible assets ratio	7.1%	6.8%	6.6%	6.3%	6.1%
Common equity tier 1 risk-based capital ratio (1)	10.4	10.6	10.5	10.6	10.5
Regulatory Tier 1 risk-based capital ratio (1)	12.0	12.4	11.8	11.9	11.9
Regulatory Total risk-based capital ratio (1)	14.2	14.7	14.1	14.3	14.3
Total risk-weighted assets (1)	$166.7	$150.2	$148.6	$144.6	$143.7
(1)December 31, 2025 figures are estimated. The risk-based capital ratios reflect Huntington’s election to delay the impact of CECL on regulatory capital. As of December 31. 2025, September 30, 2025, June 30, 2025, and March 31, 2025, the impact of the CECL deferral was fully phased in, while 75% of the impact of the CECL deferral was phased in at December 31, 2024.
See Pages 16-17 of Quarterly Financial Supplement for additional detail.
The tangible common equity to tangible assets ratio was 7.1% at December 31, 2025, an increase from 6.8% at September 30, 2025, driven by an increase in tangible common equity from current period earnings, net of dividends, an improvement in accumulated other comprehensive income, and the net impact of the Veritex acquisition, partially offset by an increase in tangible assets. Common Equity Tier 1 (CET1) risk-based capital ratio was 10.4% at December 31, 2025, compared to 10.6% at September 30, 2025, with the decrease driven by higher risk-weighted assets during the quarter, partially offset by current period earnings, net of dividends.

Income Taxes
The provision for income taxes was $108 million in the 2025 fourth quarter compared to $133 million in the 2025 third quarter. The effective tax rate for the 2025 fourth quarter was 17.2%, compared to 17.4% for the 2025 third quarter.

Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on January 22, 2026, at 9:00 a.m. (Eastern Time). The call may be accessed via a live Internet webcast at the Investor Relations section of Huntington’s website, www.huntington.com, or through a dial-in telephone number at (877) 407-8029; Conference ID #13757925. Slides will be available in the Investor Relations section of Huntington’s website about an hour prior to the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s website. A telephone replay will be available approximately two hours after the completion of the call through January 30, 2026 at (877) 660-6853 or (201) 612-7415; conference ID #13757925.
Please see the 2025 Fourth Quarter Quarterly Financial Supplement for additional detailed financial performance metrics. This document can be found on the Investor Relations section of Huntington's website, http://www.huntington.com.

About Huntington
Huntington Bancshares Incorporated is a $225 billion asset regional bank holding company headquartered in Columbus, Ohio. Founded in 1866, The Huntington National Bank and its affiliates provide consumers, small and middle‐market businesses, corporations, municipalities, and other organizations with a comprehensive suite of banking, payments, wealth management, and risk management products and services. Huntington operates more than 1,000 branches in 14 states, with certain businesses operating in extended geographies. Visit Huntington.com for more information.
Caution Regarding Forward-Looking Statements
This communication may contain certain forward-looking statements, including, but not limited to, certain plans, expectations, goals, projections, and statements, which are not historical facts and are subject to numerous assumptions, risks, estimates, and uncertainties that are beyond the control of Huntington. Statements that do not describe historical or current facts, including statements about beliefs and expectations, are forward-looking statements. Forward-looking statements may be identified by words such as expect, anticipate, continue, believe, intend, estimate, plan, trend, objective, target, goal, or similar expressions, or future or conditional verbs such as will, may, might, should, would, could, or similar variations. The forward-looking statements are intended to be subject to the safe harbor provided by Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and the Private Securities Litigation Reform Act of 1995.
While there is no assurance that any list of risks and uncertainties or risk factors is complete, below are certain factors which could cause actual results to differ materially from those contained or implied in the forward-looking statements or historical performance: changes in general economic, political, or industry conditions; deterioration in business and economic conditions, including persistent inflation, supply chain issues or labor shortages; instability in global economic conditions and geopolitical matters, as well as volatility in financial markets; changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs; the impact of pandemics and other catastrophic events or disasters on the global economy and financial market conditions and our business, results of operations, and financial condition; the impacts related to or resulting from bank failures and other volatility, including potential increased regulatory requirements and costs, such as Federal Deposit Insurance Corporation ("FDIC") special assessments, long-term debt requirements and heightened capital requirements; potential impacts to macroeconomic conditions, which could affect the ability of depository institutions, including us, to attract and retain depositors and to borrow or raise capital; unexpected outflows of uninsured deposits which may require us to sell investment securities at a loss; changing interest rates which could negatively impact the value of our portfolio of investment securities; the loss of value of our investment portfolio which could negatively impact market perceptions of us and could lead to deposit withdrawals; the effects of social media on market perceptions of us and banks generally; cybersecurity risks; uncertainty in U.S. fiscal and monetary policy, including the interest rate policies of the Board of Governors of the Federal Reserve System ("Federal Reserve"); volatility and disruptions in global capital, foreign exchange, and credit markets; movements in interest rates; competitive pressures on product pricing and services; success, impact, and timing of our business strategies, including market acceptance of any new products or services including those implementing our “Fair Play” banking philosophy; changes in policies and standards for regulatory review of bank mergers; the nature, extent, timing, and results of governmental actions, examinations, reviews, reforms, regulations, and interpretations, including those related to the Dodd-Frank Wall Street Reform and Consumer Protection Act and the Basel III regulatory capital reforms, as well as those involving the Securities and Exchange Commission ("SEC"), the Office of the Comptroller of the Currency, the Federal Reserve, the FDIC, the Consumer Financial Protection Bureau, and state-level regulators; delays in completing the proposed transaction involving Huntington and Cadence Bank ("Cadence"); the failure to satisfy any of the conditions to the transaction involving Huntington and Cadence on a timely basis or at all; the possibility that the anticipated benefits of recent or proposed acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the companies or as a result of the strength of the economy and competitive factors in the areas where the companies do business; and other factors that may affect the future results of Huntington.

All forward-looking statements are expressly qualified in their entirety by the cautionary statements set forth above. Forward-looking statements speak only as of the date they are made and are based on information available at that time. Huntington does not assume any obligation to update forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in circumstances or other factors affecting forward-looking statements that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. If Huntington updates one or more forward-looking statements, no inference should be drawn that Huntington will make additional updates with respect to those or other forward-looking statements. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements. See also the other reports filed with the SEC, including discussions under the "Forward-Looking Statements" and "Risk Factors" of Huntington’s Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2025, June 30, 2025, and September 30, 2025, as filed with the SEC and available on its website at www.sec.gov.

Basis of Presentation

Use of Non-GAAP Financial Measures
This document contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this document, the financial supplement, conference call slides, or the Form 8-K related to this document, all of which can be found in the Investor Relations section of Huntington’s website, http://www.huntington.com.

Annualized Data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full-year or year-over-year amounts. For example, loan and deposit growth rates, as well as net charge-off percentages, are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.

Fully-Taxable Equivalent Interest Income and Net Interest Margin
Income from tax-exempt earning assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities, and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.

Rounding
Please note that items in this document may not add due to rounding.

Notable Items
From time to time, revenue, expenses, or taxes are impacted by items judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by management at that time to be infrequent or short term in nature. We refer to such items as “Notable Items.” Management believes it is useful to consider certain financial metrics with and without Notable Items, in order to enable a better understanding of company results, increase comparability of period-to-period results, and to evaluate and forecast those results.